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                 Exhibit 11
                                                                                 RENTRAK CORPORATION
                                                 Computation of Net Income Per Share
                                               For The Period Ended September 30, 1996


                                                        For the Quarter Ended             For the Six Months Ended
                                                        September 30, 1996                September 30, 1996

                                                        Primary      Fully Diluted        Primary       Fully Diluted

         Calculation of Outstanding Shares

         Weighted average number of shares of
           common stock outstanding                  12,141,210       12,141,210        12,139,762        12,139,762

           Dilutive effect of exercise of
            stock options                             4,936,924        6,610,674         4,914,899         6,588,649

           Less: purchase of treasury shares, up to
           20% of shares outstanding at period end   (2,428,248)      (2,428,248)       (2,427,988)       (2,427,988)

         Weighted average number of shares of common
           stock and common stock equivalents        14,649,886       16,323,636        14,626,673        16,300,423


         Calculation of Net Income Per Share

         Net Income                                  $3,975,933       $3,975,933        $4,552,229        $4,552,229

           Plus: interest income from investments
           assumed purchased with proceeds from
           exercise of stock options and warrants in
           excess of proceeds used to purchase
           treasury stock.                              164,474          253,725           343,379           521,881

         Net Income for purposes of computing
           earnings per share.                       $4,140,407       $4,229,658        $4,895,608        $5,074,110


         Net Income per Share                             $0.28            $0.26             $0.33             $0.31



         The computation of net income (loss) per share for the periods ending September 30, 1995 is not provided since it can be clearly determined from the material contained in the footnotes to the financial statements.
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